SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549

                                Form 8-K

                             CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 5, 2002

                          Commerce Group Corp.
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          (Exact name of registrant as specified in its charter)



    Wisconsin                 1-7375                      39-1942961
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(State or other       (Commission File Number)       (IRS Employer
jurisdiction of                                     Identification No.)
incorporation)



         6001 North 91st Street, Milwaukee, Wisconsin  53225-1795
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          (Address of principal executive offices)     (Zip Code)


Registrant's telephone number, including area code:  (414) 462-5310 fax:  (414) 462-5312

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ITEM 5.  OTHER EVENTS MATERIAL DISCLOSURE

This news release is to be released via PR Newswire after the filing of this Securities and Exchange Commission Form 8-K:

COMMERCE GROUP CORP. IS ISSUED MINING PERMITS FROM THE EL SALVADOR
GOVERNMENT

Milwaukee, Wisconsin--Commerce Group Corp. (Commerce) is pleased to announce that the Office of the El Salvador Minister of Environment has granted to it two environmental permits: the permit for the San Sebastian Gold Mine (SSGM) located near the City of Santa Rosa de Lima was granted on October 21, 2002; and the permit for the San Cristobal Mill and Plant located near the City of El Divisadero was granted on October 15, 2002. Both operations are located in the Republic of El Salvador, Central America.

The environmental permits were required in order to proceed with the submission of Commerce's application with the Ministry of Economy's office of the Department of Hydrocarbons and Mines to renew and extend its SSGM exploitation concession/license for a period of 30 years. On November 5, 2002, this application was filed.

In addition to the renewal of the SSGM exploitation concession/license, on October 30, 2002, Commerce filed two exploration concessions. The first concession/license is known as the new SSGM concession. This expanded area of 42 square kilometers includes the SSGM exploitation concession/license. It also includes three formerly known gold mines identified as: the La Lola Mine. the Santa Lucia Mine, and the Tabanco Mine.

The second concession application known as Nueva Esparta is an area of 45 square kilometers. This concession is in an area north and west of the SSGM in a mineralized belt zone and includes the following eight mines that were formerly believed to be productive: the Grande Mine, the Las Pinas Mine, the Oro Mine, the Montemayor Mine, the Banadero Mine, the Carrizal Mine, the La Joya Mine, and the Copetillo Mine.

The combination of these two concessions now consist of an area of 87 square kilometers in which there are eleven known gold/silver mines which provide Commerce with a future of exceptional exploration opportunities. Commerce's goal is to increase its precious metal reserves and to announce more good news.

                              SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              COMMERCE GROUP CORP.
                              (Registrant)

                              /s/ Edward L. Machulak
Date:  November 6, 2002       __________________________________________
                              By:  Edward L. Machulak, President